Exhibit 99.5

FORM OF EXECUTION VERSION

SHAREHOLDERS AGREEMENT

Among

COSTA VERDE AERONÁUTICA S.A.,

INVERSIONES MINERAS DEL CANTÁBRICO S.A.

and

TEP CHILE S.A.

Dated as of ______, 2011

TABLE OF CONTENTS

		Page

ARTICLE I

SCOPE OF AGREEMENT

SECTION 1.01	Scope of Agreement	2
SECTION 1.02	Effectiveness	3

ARTICLE II

GOVERNANCE

SECTION 2.01	Composition of the LATAM Board	3
SECTION 2.02	Meetings of the LATAM Board	4
SECTION 2.03	Shareholder Votes on Non-Supermajority Actions	4
SECTION 2.04	Supermajority Matters	5

ARTICLE III

TRANSFER RESTRICTIONS

SECTION 3.01	Restrictions on Transfers	6
SECTION 3.02	TEP Permitted Transfers	7
SECTION 3.03	LATAM Controlling Shareholders Permitted Transfers	9
SECTION 3.04	Additional Permitted Transfers	10
SECTION 3.05	Right of First Offer	11
SECTION 3.06	Additional Requirements	13
SECTION 3.07	Assignment of Rights	13

ARTICLE IV

GENERAL PROVISIONS

SECTION 4.01	Term of Agreement	13
SECTION 4.02	Fees and Expenses	13
SECTION 4.03	Governing Law	14
SECTION 4.04	Definitions	14
SECTION 4.05	Severability	16
SECTION 4.06	Amendment; Waiver	16
SECTION 4.07	Assignment	17

i

Exhibit A –       Organizational Structure of the LATAM Group

ii

INDEX OF DEFINED TERMS

Page

Acceptance Notice	12
Adverse Effect	8
Affiliate	14
Affiliate Transfer	10
Agreed Courts	19
Agreed Issues	19
Agreement	1
Amaro Family	1
beneficial ownership	14
Block Sale	8
Board Pre-Meeting	4
business day	15
By-laws	15
Chilean Corporate Law	4
Convertible Securities	15
CVA	1
Dividend Rights	15
Effective Time	3
Equity Securities	15
Exchange Act	15
Exchange Offer	1
Exchange Offer Agreement	1
Exempted Shares	6
Forced Vote Sale	9
Forced Vote Sale Period	9
Full Ownership Trigger Date	8
Governmental Entity	15
Holdco 1	1
Holdco 1 Non-Voting Stock	15
Holdco 1 Shareholders Agreement	2
Holdco 1 Voting Stock	15
IMDC	1
Implementation Agreement	1
Institutional Lender	16
LATAM	1
LATAM Board	3
LATAM Common Stock	1
LATAM Controlling Shareholder Directed Action	6
LATAM Controlling Shareholder Directors	3
LATAM Controlling Shareholders	1
LATAM-TEP Shareholders Agreement	2
Law	16
Limited Voting Rights	15
Mediation Period	5
Mergers	1
Non-Selling Shareholder	12
Offer Notice	12
Offer Period	12
Order	16
Ownership Control Sale	8
Partial Sale	7
Person	16
Prohibited Transfer	13
Proposed Purchase Price	12
Purchaser	13
Release Event	9
Restricted Common Stock	16
Restricted Shares	16
ROFO Right	12
Sale Period	12
Second Meeting Date	9
Selling Shareholder	12
Shareholder Pre-Meeting	4
Shareholders	1
Shareholders	16
Shareholders Agreements	2
Subject Securities	12
Subject Shares	3
Subsidiary	16
Supermajority Action	4
TAM	1
TAM Shareholders Agreement	2
Tenth Anniversary	7
TEP	1
TEP Directors	3
TEP Parent	1
Third Anniversary	7
Transfer	6
Voting Securities	17
Whole Block Sale	11

iii

SHAREHOLDERS AGREEMENT, dated as of [●], 2011 (this “Agreement”), among COSTA VERDE AERONÁUTICA S.A., a company organized under the Law of Chile (“CVA”), INVERSIONES MINERAS DEL CANTÁBRICO S.A., a company organized under the Law of Chile (“IMDC,” and together with CVA, the “LATAM Controlling Shareholders”), and TEP CHILE S.A., a company organized under the Law of Chile (“TEP,” and together with the LATAM Controlling Shareholders, the “Shareholders”).

WITNESSETH

WHEREAS, as of the date of this Agreement Maria Cláudia Oliveira Amaro, Maurício Rolim Amaro, Noemy Almeida Oliveira Amaro and João Francisco Amaro (the “Amaro Family”) collectively own 100% of the outstanding shares of TEP;

WHEREAS, the LATAM Controlling Shareholders are the controlling shareholders of LATAM Airlines S.A., a company organized under the Law of Chile (“LATAM”), and currently collectively own [•] shares of the common stock, no par value (the “LATAM Common Stock”), of LATAM;

WHEREAS, as of the date of this Agreement TAM Empreendimentos e Participações S.A., a company organized under the Law of Brazil (“TEP Parent”), is the controlling shareholder of TAM S.A., a company organized under the Law of Brazil (“TAM”), and currently owns ordinary shares and preferred shares of TAM representing [•]% of the total voting power of the capital stock of TAM currently issued and outstanding;

WHEREAS, LATAM, TAM, the LATAM Controlling Shareholders, TEP Parent and the Amaro Family have entered into an Implementation Agreement, dated as of January 18, 2011 (the “Implementation Agreement”), and an Exchange Offer Agreement, dated as of January 18, 2011 (the “Exchange Offer Agreement”), pursuant to which the outstanding shares of capital stock of TAM will be acquired by LATAM and [Holdco 1], a newly formed company to be organized under the Law of Chile (“Holdco 1”), pursuant to the contribution transaction, the delisting exchange offer (the “Exchange Offer”) and the mergers described therein (the “Mergers”) in exchange for shares of LATAM Common Stock;

WHEREAS, after the Mergers, TEP will own at least 80% of the Holdco 1 Voting Stock and LATAM will own 100% of the Holdco 1 Non-Voting Stock, no more than 20% of the Holdco 1 Voting Stock and 100% of the preferred shares of TAM;

WHEREAS, immediately following the consummation of the transactions contemplated by the Implementation Agreement and the Exchange Offer Agreement and assuming (only for purposes of calculating the ownership percentages set forth therein) (i) none of the holders of the outstanding shares of LATAM Common Stock exercise their appraisal rights (derecho a retiro) under the Law of Chile in respect of the Mergers, (ii) all TAM shareholders other than TEP fully participate in the Exchange Offer and (iii) the only shares of LATAM Common Stock and shares of TAM that will be outstanding after such consummation are the shares issued in Mergers and the shares which are subscribed and fully paid for as of the date of the Implementation Agreement (which excludes any shares issuable upon future exercises of stock options) and, the ownership structure of LATAM, Holdco 1, TAM and their Subsidiaries will be as set forth in Exhibit A hereto;

WHEREAS, the LATAM Controlling Shareholders, as the continuing controlling shareholders of LATAM under the Law of Chile, desire to make the concessions to TEP and the Amaro Family provided herein, and the LATAM Controlling Shareholders and TEP desire to enter into this Agreement to set forth their agreements with respect to the governance of LATAM, the voting of their shares of LATAM Common Stock, the sale and transfer of their Restricted Shares and certain other matters;

WHEREAS, concurrently with the execution and delivery of this Agreement, LATAM, TEP, TAM and Holdco 1 are entering into a shareholders agreement, dated the date hereof (the “TAM Shareholders Agreement”), to set forth their agreement with respect to the governance, management and operation of TAM and its Subsidiaries;

WHEREAS, concurrently with the execution and delivery of this Agreement, LATAM, TEP and Holdco 1 are entering into a shareholders agreement, dated the date hereof (the “Holdco 1 Shareholders Agreement”), to set forth their agreement with respect to the governance, management and operation of Holdco 1;

WHEREAS, concurrently with the execution and delivery of this Agreement, LATAM and TEP are entering into a shareholders agreement, dated the date hereof (the “LATAM-TEP Shareholders Agreement,” and together with this Agreement, the TAM Shareholders Agreement and the Holdco 1 Shareholders Agreement, the “Shareholders Agreements”), to set forth their agreement with respect to the governance, management and operation of, and the relationship among, LATAM, Holdco 1, TAM and their respective Subsidiaries; and

WHEREAS, the execution and delivery of this Agreement and the other Shareholders Agreements are conditions to the commencement of the Exchange Offer and consummation of the Mergers.

NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements contained herein and in the Implementation Agreement and the Exchange Offer Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Shareholders hereby agree as follows:

ARTICLE I

SCOPE OF AGREEMENT

SECTION 1.01       Scope of Agreement.  The Shareholders desire to set forth in this Agreement certain terms and conditions upon which they have agreed to hold their Restricted Shares and their agreements with respect to the governance, control and operation of LATAM, Holdco 1, TAM and their respective Subsidiaries.  All actions required to be taken or performed under this Agreement shall be taken or performed in accordance with applicable Law.  The Shareholders agree that the specific provisions of this Agreement shall not be limited by any inconsistent or conflicting provisions of the By-laws and accordingly, as between parties, such specific provisions shall prevail over such provisions of the By-laws.

SECTION 1.02       Effectiveness.  This Agreement shall become effective only if, and at that time at which, Holdco 1 becomes a holder of at least 80% of the outstanding ordinary shares of TAM (the “Effective Time”).

ARTICLE II

GOVERNANCE

SECTION 2.01       Composition of the LATAM Board.  (a) The LATAM Controlling Shareholders and TEP each agree to exercise or cause to be exercised all voting rights in respect of all shares of LATAM Common Stock beneficially owned by it (as to each Shareholder at any time, its “Subject Shares”), and to use its commercially reasonable efforts to cause the LATAM Controlling Shareholder Directors (in the case of the LATAM Controlling Shareholders) or the TEP Directors (in the case of TEP) to take all actions within their power that are necessary or appropriate to:

(i)           in the case of TEP, assist in the removal and replacement of the directors elected to the board of directors of LATAM (the “LATAM Board”) by the LATAM Controlling Shareholders through the vote of their Subject Shares (the “LATAM Controlling Shareholder Directors”);

(ii)          in the case of the LATAM Controlling Shareholders, assist in the removal and replacement of the director(s) elected to the LATAM Board by TEP through the vote of its Subject Shares and, if applicable, the director elected to the LATAM Board by the vote of the LATAM Controlling Shareholders pursuant to Section 2.01(b) (the “TEP Directors”);

(iii)         maintain the size of the LATAM Board at a total of nine directors; and

(iv)         maintain the quorum required for action by the LATAM Board at a majority of the total number of directors of the LATAM Board.

(b)           Until such time as TEP consummates any Partial Sale, unless TEP beneficially owns enough shares of LATAM Common Stock to elect two directors to the LATAM Board by voting such shares, the LATAM Controlling Shareholders agree to vote their Subject Shares for the election to the LATAM Board of any individual designated by TEP in a written notice delivered to the LATAM Controlling Shareholders no later than thirty days prior to the relevant election date.

(c)           Until the Full Ownership Trigger Date, TEP will take all necessary action to ensure that at all times when any individual is a TEP Director, such individual will also be a member of the board of directors of each of Holdco 1 and TAM.

SECTION 2.02       Meetings of the LATAM Board.  Prior to each meeting of the LATAM Board, the LATAM Controlling Shareholders and TEP shall convene a meeting (each, a “Board Pre-Meeting”) to consult with each other and use their good faith efforts to reach agreement on all matters to come before the LATAM Board at such meeting (including the matters set forth in Article 56 of the Chilean Corporations Act (the “Chilean Corporate Law”)  No. 18.046) other than any action that would require the approval of two-thirds of the shareholders of LATAM under Article 67 of the Chilean Corporate Law (each, a “Supermajority Action”) and shall record their agreement, if any, on each such matter in the minutes of such Board Pre-Meeting.  Unless otherwise agreed between the LATAM Controlling Shareholders and TEP, each Board Pre-Meeting shall be held on the third business day prior to any regular meeting of the LATAM Board and on the business day prior to any special meeting of the LATAM Board.  If the LATAM Controlling Shareholders and TEP cannot reach agreement on any such matter prior to such meeting of the LATAM Board, then such matter shall be resolved by the LATAM Board at such meeting.  Nothing in this Section 2.02 shall be construed to prevent the LATAM Controlling Shareholder Directors or the TEP Directors from participating in any meeting of the LATAM Board or voting or participating in any such meeting.

SECTION 2.03       Shareholder Votes on Non-Supermajority Actions.  Prior to each meeting of the shareholders of LATAM, the LATAM Controlling Shareholders and TEP shall convene a meeting (each, a “Shareholder Pre-Meeting”) to discuss and agree upon all matters to be submitted to a vote of the shareholders of LATAM other than any Supermajority Action and shall record their agreement, if any, on any such matter in the minutes of such Shareholder Pre-Meeting.  At each meeting of the shareholders of LATAM, each of the LATAM Controlling Shareholders and TEP shall vote or cause to be voted all of their Subject Shares in the same manner as a block on all matters submitted to a vote of the shareholders of LATAM other than a Supermajority Action and in favor of any such matter that has been approved by the LATAM Controlling Shareholder Directors and the TEP Directors (if any) or, in the absence of such approval, in accordance with the proposal of the LATAM Board to the shareholders of LATAM (without regard to the views or positions of the LATAM Controlling Shareholder Directors or any TEP Directors).  Unless otherwise agreed between the Shareholders, each Shareholder Pre-Meeting shall be held on the third business day prior to any regular meeting of the shareholders of LATAM and on the business day prior to any special meeting of the shareholders of LATAM.  If any shareholder of LATAM other than any Shareholder requests that any matter other than a Supermajority Action be submitted to a vote of the shareholders of LATAM at any meeting of the shareholders of LATAM, then the LATAM Controlling Shareholders shall cause the LATAM Controlling Shareholder Directors, and TEP shall cause the TEP Directors, to request that the LATAM Board consider such matter and make a proposal to the shareholders of LATAM with respect to such matter prior to such shareholder meeting.

SECTION 2.04       Supermajority Matters. The LATAM Controlling Shareholders and TEP shall not vote on or take any action, and shall instruct the LATAM Controlling Shareholder Directors, in the case of the LATAM Controlling Shareholders, and the TEP Directors, in the case of TEP, not to vote on or take any action, in respect of any Supermajority Action except in compliance with this Section 2.04.  With respect to any proposed Supermajority Action, each of the LATAM Controlling Shareholders and TEP shall consult with each other, shall give due consideration to all views expressed by the other with respect to such Supermajority Action and shall use their good faith efforts to agree upon whether or not to approve any such Supermajority Action.  If, notwithstanding the foregoing, the LATAM Controlling Shareholders and TEP cannot reach an agreement with respect to such Supermajority Action, then the LATAM Controlling Shareholders, on the one hand, and TEP, on the other hand, will each appoint a senior representative thereof who will negotiate in good faith with the senior representative appointed by the other for a period of 30 days, which initial period may be extended for one additional 30-day period by either the LATAM Controlling Shareholders or TEP by delivering a written notice to the other (such period, as it may be extended or shortened pursuant to this Section 2.04 or by mutual agreement of the Shareholders, the “Mediation Period”).  If a special meeting of the shareholders of LATAM has been called to vote on a Supermajority Action other than as a result of any action by a Shareholder or any LATAM Controlling Shareholder Director or TEP Director, the LATAM Controlling Shareholders shall cause the LATAM Controlling Shareholder Directors, and TEP shall cause the TEP Directors, to try to convince the LATAM Board to call such meeting of shareholders of LATAM so that there will be sufficient time for a thirty-day Mediation Period prior to such shareholders meeting unless such directors’ fiduciary duties require that such shareholders meeting be held earlier.  Notwithstanding the foregoing, if a special meeting of the shareholders of LATAM has been called to vote on a Supermajority Action other than as a result of any action by a Shareholder or any LATAM Controlling Shareholder Director or TEP Director and such special meeting will occur prior to the date when the Mediation Period would otherwise end, then the Mediation Period shall end on the second business day prior to the date on which such special meeting will be held.  During the Mediation Period the senior representatives selected by the LATAM Controlling Shareholders and TEP shall meet with a mediator jointly selected by them, together with any relevant experts and advisors that they agree to retain and include in the mediation process, in an attempt to resolve their disagreement with respect to such Supermajority Action.  The fees and expenses of each mediator, expert or advisor shall be shared equally between the LATAM Controlling Shareholders, on the one hand, and TEP, on the other hand.  Each senior representative shall give due consideration to the positions, views and arguments of the other senior representative and shall negotiate in good faith with the other senior representative in an attempt to reach a mutually acceptable position or alternative with respect to such Supermajority Action.  If the Shareholders’ disagreement with respect to such Supermajority Action remains unresolved after the Mediation Period, then each of the LATAM Controlling Shareholders and TEP will vote or cause to be voted all of their Subject Shares with respect to such Supermajority Action as directed by the LATAM Controlling Shareholders to TEP in writing prior to the relevant shareholder meeting (each, a “LATAM Controlling Shareholder Directed Action”).  The LATAM Controlling Shareholders will vote or cause to be voted all of their Subject Shares to approve, and will cause the LATAM Controlling Shareholder Directors to approve and implement, and TEP will vote or cause to be voted all of its Subject Shares to approve, and will cause the TEP Directors to approve and implement, each Supermajority Action that has been approved by agreement of the LATAM Controlling Shareholders and TEP or, in the case of a LATAM Controlling Shareholder Directed Action, as directed by the LATAM Controlling Shareholders.  Unless otherwise agreed between the Shareholders, no Shareholder will vote or cause to be voted any of its Subject Shares to approve any amendment to the By-laws that would require any action, other than any Supermajority Action, to be approved by the holders of shares constituting more than a simple majority of the issued and outstanding shares of LATAM Common Stock at a duly called meeting of the shareholders of LATAM at which a quorum is present and acting throughout.

ARTICLE III

TRANSFER RESTRICTIONS

SECTION 3.01       Restrictions on Transfers.  No Shareholder will, or will permit any of its Affiliates (including the ultimate beneficial owners of such Shareholder) to, directly or indirectly, by operation of law or otherwise, sell, exchange, transfer, convey, assign, mortgage, pledge, encumber or otherwise dispose of any direct or indirect interest in, or beneficial ownership of (each, a “Transfer”), all or any portion of such Shareholder’s Restricted Shares to any Person except in compliance with this Article III.  The LATAM Controlling Shareholders and TEP each shall have the right, exercisable at any time or from time to time by written notice delivered to the other Shareholder(s), to exempt from the provisions of this Article III all or any portion of its shares of Restricted Common Stock not to exceed [•] shares1 (any such shares so exempted by a Shareholder at any time, its “Exempted Shares”).  Except pursuant to Section 3.04 or as otherwise expressly provided herein, prior to the Third Anniversary, no Shareholder will, or will permit any of its Affiliates (including the ultimate beneficial owners of such Shareholder) to, directly or indirectly, Transfer all or any portion of its Restricted Shares to any Person, unless the other Shareholder(s) has or have given its or prior written consent to such Transfer.  On and after the Third Anniversary, the Shareholders shall have the right to Transfer, or to permit any of its Affiliates (including the ultimate beneficial owners of such Shareholder) to Transfer, their Restricted Shares only pursuant to and in compliance with the terms of Sections 3.02, 3.03 and 3.04.  Any Transfer made other than in compliance with the terms of this Article III shall be null and void and of no force or effect.  The Shareholders shall be entitled to specific performance (to the extent permitted by applicable Law) of their rights under this Article III, in addition to any other legal and equitable remedies to which they may be entitled under applicable Law.

[1]
Insert the number of shares of LATAM Common Stock which, if they were Exempted Shares of TEP, would make TEP’s Restricted Common Stock represent 12.5% of the outstanding shares of LATAM Common Stock determined on a fully diluted basis immediately after the Effective Time.

SECTION 3.02       TEP Permitted Transfers.

(a)           Sales Prior to the Tenth Anniversary.  On and after the third anniversary of the Effective Time (the “Third Anniversary”) and prior to the tenth anniversary of the Effective Time (the “Tenth Anniversary”), TEP shall have the right to sell or transfer its shares of Restricted Common Stock to any Person (each, a “Partial Sale”) if (but only if) such Partial Sale complies with all of the requirements set forth in this Section 3.02(a).

(i)           No Partial Sale shall be permitted if the number of shares of Restricted Common Stock of TEP immediately after such Partial Sale would be less than 10% of the total number of shares of LATAM Common Stock then issued and outstanding.

(ii)           Each Partial Sale shall be subject to the rights of first offer pursuant to Section 3.05.

(iii)           No Partial Sale of more than 2% of the total number of shares of LATAM Common Stock then issued and outstanding shall be permitted.

(iv)           No Partial Sale shall be permitted if TEP has sold or transferred any of its shares of Restricted Common Stock in the twelve-month period ending on the date on which such Partial Sale would otherwise be consummated.

(b)           Partial Sales After the Tenth Anniversary.  On and after the Tenth Anniversary, TEP shall have the right to make a Partial Sale if (but only if) such Partial Sale complies with all of the requirements set forth in this Section 3.02(b).

(i)           No Partial Sale shall be permitted if the number of shares of Restricted Common Stock of TEP immediately after such Partial Sale would be less than 5% of the total number of shares of LATAM Common Stock then issued and outstanding.

(ii)           Each Partial Sale shall be subject to the rights of first offer pursuant to Section 3.05.

(iii)           No Partial Sale shall be permitted if TEP has sold or transferred any of its shares of Restricted Common Stock in the twelve-month period ending on the date on which such Partial Sale would otherwise be consummated.

(c)           Block Shares Sales.  (i) On and after the Tenth Anniversary and prior to the Full Ownership Trigger Date, TEP may sell or transfer all (but not less than all) of its Restricted Shares (other than any shares of Restricted Common Stock of TEP that could be sold in the future pursuant to Section 3.02(b)) to any Person in a single block sale (a “Block Sale”) if (but only if) such Block Sale complies with all of the requirements set forth in this Section 3.02(c)(i).

(A)           A Block Sale must include all of the shares of Holdco 1 Voting Stock beneficially owned by TEP.

(B)           Prior to a Block Sale, the Person to whom such Restricted Shares are to be sold or transferred shall have been approved by a resolution duly adopted by the LATAM Board as a buyer of the shares of Holdco 1 Voting Stock beneficially owned by TEP; it being agreed that the LATAM Board shall grant such approval without unreasonable delay unless it has a bona fide business objection to such Person being the transferee of such shares or if a Transfer of such shares to such Person would, in the reasonable determination of the LATAM Board, be inconsistent with applicable Law in Brazil.

(C)           No Block Sale shall be permitted if it would have a material adverse effect on the ability of (x) LATAM or Holdco 1 to own, or to receive the full benefits of ownership of, TAM and its Subsidiaries or (y) TAM or its Subsidiaries to operate their airline businesses worldwide (each, an “Adverse Effect”).

(D)           A Block Sale shall be subject to the rights of first offer pursuant to Section 3.05.

The LATAM Controlling Shareholders agree for the benefit of LATAM (who shall be a third-party beneficiary of this sentence) that if they acquire any shares of Holdco 1 Voting Stock pursuant to Section 3.05 in connection with a Block Sale, then they will transfer such shares to LATAM or to any nominee of LATAM immediately following the sale or transfer of such shares to them by TEP for the same consideration as the LATAM Controlling Shareholders paid to TEP in respect of such shares.

(ii)           On and after the Tenth Anniversary and after the first date on which LATAM would be permitted under applicable Law in Brazil and other applicable Law to fully convert all of the shares of Holdco 1 Non-Voting Stock beneficially owned by LATAM and its Affiliates into shares of Holdco 1 Voting Stock and such conversion would not have any Adverse Effect (the “Full Ownership Trigger Date”), then TEP may sell or transfer all or any portion of its shares of Restricted Common Stock (each, an “Ownership Control Sale”) if (but only if) such Ownership Control Sale complies with all of the requirements set forth in this Section 3.02(c)(ii).

(A)           No Ownership Control Sale shall include any shares of Holdco 1 Voting Stock beneficially owned by TEP.

(B)           Each Ownership Control Sale shall be subject to the rights of first offer pursuant to Section 3.05.

(C)           No Ownership Control Sale shall be permitted if TEP has sold or transferred any shares of Restricted Common Stock in the twelve-month period ending on the date on which such Ownership Control Sale would otherwise be consummated.

(d)           Forced Vote Sales.  On and after the Third Anniversary, if during any twenty-four month period TEP is required to vote its Subject Shares with respect to one or more LATAM Controlling Shareholder Directed Actions at two meetings (consecutive or not) of the shareholders of LATAM held at least twelve months apart, then after the second such shareholder meeting TEP shall have the right to sell or transfer all (but not less than all) of its Restricted Shares (each, a “Forced Vote Sale”) if (i) TEP delivers a written notice to LATAM within 30 days after the date on which such second meeting was held that it intends to make a Forced Vote Sale (the “Second Meeting Date”), (ii) such Forced Vote Sale complies with the requirements of Section 3.02(c)(i) or Section 3.02(c)(ii), as applicable, but without giving effect to the phrase “On and after the Tenth Anniversary and” at the beginning of such sections and (iii) such Forced Vote Sale is completed within eighteen months after the Second Meeting Date (such period, as it may be extended pursuant to this Section 3.02(d), the “Forced Vote Sale Period”); provided that if TEP has made a bona fide and reasonably diligent effort to complete a Forced Vote Sale within the Forced Vote Sale Period but has been unable to do so, then the Forced Vote Sale Period shall be extended for twelve months.  If a Forced Vote Sale is not completed within the Forced Vote Sale Period, then thereafter this Section 3.02(d) shall only apply with respect to votes taken on LATAM Controlling Shareholder Directed Actions after such date.

(e)           Release Event Sales.  If a Release Event occurs and TEP has not sold or transferred any of its Restricted Shares prior to such Release Event, then at any time after such Release Event TEP shall have the right to sell or transfer all (but not less than all) of its Restricted Shares; provided, however, that if the sale or transfer occurs prior to the Full Ownership Trigger Date it must comply with the requirements of Section 3.02(c)(i) or Section 3.02(c)(ii), as applicable, but without giving effect to the phrase “On and after the Tenth Anniversary and,” at the beginning of such sections.  A “Release Event” shall be deemed to have occurred only if and when each of the following events shall have occurred: (i) a capital increase (as defined under the Law of Chile) in LATAM is completed after the Effective Time, (ii) TEP does not fully exercise the preemptive rights granted to it under applicable Law in Chile with respect to such capital increase in respect of all of its shares of Restricted Common Stock, and (iii) after such capital increase is completed, the individual designated by TEP for election to the LATAM Board with the assistance of the LATAM Controlling Shareholders pursuant to Section 2.01(b) is not elected to the LATAM Board.

SECTION 3.03       LATAM Controlling Shareholders Permitted Transfers.

(a)           Sales Prior to the Tenth Anniversary.  On and after the Third Anniversary and prior to the Tenth Anniversary, the LATAM Controlling Shareholders shall have the right to sell or transfer their shares of Restricted Common Stock if (but only if) any such sale or transfer complies with all of the requirements set forth in this Section 3.03(a).

(i)           Such sale or transfer shall be subject to the rights of first offer pursuant to Section 3.05; provided, however, that notwithstanding the foregoing such rights of first offer shall not apply from and after the first date on which the shares of Restricted Common Stock of TEP represent less than 10% of the total number of shares of LATAM Common Stock then issued and outstanding.

(ii)           No such sale or transfer shall be permitted if the LATAM Controlling Shareholders have sold or transferred any shares of Restricted Common Stock in the twelve-month period ending on the date on which such sale or transfer would otherwise be consummated.

(iii)           No such sale or transfer of more than 2% of the total number of shares of LATAM Common Stock then issued and outstanding shall be permitted.

(b)           Sales After the Tenth Anniversary.  On and after the Tenth Anniversary, the LATAM Controlling Shareholders may sell or transfer any of their shares of Restricted Common Stock; provided, however, that notwithstanding the foregoing (i) each such sale or transfer shall be subject to the rights of first offer pursuant to Section 3.05 until the first date on which the shares of Restricted Common Stock of TEP represent less than 10% of the total number of shares of LATAM Common Stock then issued and outstanding and (ii) the LATAM Controlling Shareholders shall not sell or transfer any of their shares of Restricted Common Stock if they have sold any shares of Restricted Common Stock in the twelve-month period ending on the date in which such sale or transfer would otherwise be consummated.

SECTION 3.04       Additional Permitted Transfers.  Notwithstanding anything in this Article III to the contrary, each Shareholder may pledge or grant a security interest in all or any portion of its shares of Restricted Common Stock to an Institutional Lender to secure a loan made in whole or in part to that Shareholder in order to (i) finance the acquisition of Equity Securities of LATAM or (ii) refinance any loan made to such Shareholder that is outstanding as of the date of this Agreement, and any Transfer of shares of Restricted Common Stock pursuant to any such pledge or security interest in effect as of the Effective Time shall be deemed to be a permitted Transfer under this Section 3.04.  In addition, the LATAM Controlling Shareholders and TEP may Transfer all or a portion of their shares of Restricted Common Stock to (i) any of their direct or indirect wholly-owned Subsidiaries, (ii) to any entity wholly-owned by Enrique, Juan José and/or Ignacio Cueto (in the case of the LATAM Controlling Shareholders) or (iii) any entity that has no direct or indirect owners other than Maria Cláudia Oliveira Amaro, Maurício Rolim Amaro, Noemy Almeida Oliveira Amaro and/or João Francisco Amaro and that is directly or indirectly majority owned and controlled by Maria Cláudia Oliveira Amaro and Maurício Rolim Amaro (each, an “Affiliate Transfer”);  provided that the LATAM Controlling Shareholders and TEP shall continue to be bound by the terms of this Agreement for all purposes following such Transfer.  In addition, each of the LATAM Controlling Shareholders and TEP may Transfer a percentage of its shares of Restricted Common Stock to each of Enrique, Juan José and Ignacio Cueto (in the case of the LATAM Controlling Shareholders) or Maria Cláudia Oliveira Amaro, Maurício Rolim Amaro, Noemy Almeida Oliveira Amaro and João Francisco Amaro (in the case of TEP) or to any Person wholly owned by any such individual equal to the percentage of its Restricted Common Stock that such individual indirectly owns through his or her ownership of shares in the LATAM Controlling Shareholders (in the case of Enrique, Juan José and Ignacio Cueto) or TEP (in the case of Maria Cláudia Oliveira Amaro, Maurício Rolim Amaro, Noemy Almeida Oliveira Amaro and João Francisco Amaro); provided that following any such transfer of Restricted Common Stock by the LATAM Controlling Shareholders, all references to the LATAM Controlling Shareholders shall deemed to refer collectively to the LATAM Controlling Shareholders and the transferee of such Restricted Common Stock and the LATAM Controlling Shareholders and such transferee shall be jointly and severally liable for all obligations of the LATAM Controlling Shareholders under this Agreement; provided further that following any such transfer of Restricted Common Stock by TEP, all references to TEP shall deemed to refer collectively to TEP and the transferee of such Restricted Common Stock and TEP and such transferee shall be jointly and severally liable for all obligations of TEP under this Agreement.  In addition, each Shareholder may issue its Equity Securities if (i) the net proceeds of such issuance is used solely to purchase Equity Securities of LATAM and pay related expenses or to refinance any loan made to such Shareholder that is outstanding as of the date of this Agreement, (ii) immediately after such issuance the beneficial owners of Equity Securities of such Shareholder as of the date of this Agreement collectively own a majority of the outstanding Equity Securities of such Shareholder that are entitled to vote generally in the election of directors of such Shareholder and control such Shareholder, and (iii) in the case of TEP, immediately after such issuance Maria Cláudia Oliveira Amaro and Maurício Rolim Amaro collectively control TEP and collectively own a majority of the outstanding Equity Securities of TEP that are entitled to vote generally in the election of directors of TEP and such issuance is permitted under Brazilian Law (including those relating to foreign ownership and control of Brazilian airlines) and would not have an Adverse Effect.  In addition, TEP may issue its Equity Securities regardless of the use of the proceeds thereof if immediately prior to such issuance the subscriber of those Equity Securities is a holder of shares issued by TEP and immediately after such issuance TEP remains majority-owned and controlled by Maria Cláudia Oliveira Amaro and Maurício Rolim Amaro.  No Transfer made in accordance with this Section 3.04 shall require the consent of any Shareholder, shall be subject to any rights of first offer in favor of any other Shareholder pursuant to Section 3.05 or shall be counted for purposes of determining whether Transfers by any Shareholder in any 12-month period have exceeded the limitations set forth in Sections 3.02(a)(iii) and (iv), 3.02(b)(iii) and 3.03(a)(ii) and (iii) and 3.03(b).

SECTION 3.05       Right of First Offer.

(a)           If a Shareholder elects to sell or transfer all or any portion of its shares of Restricted Common Stock as permitted by the applicable provisions of Section 3.02 or 3.03, such sale or transfer (and, in the case of a sale or transfer pursuant to Section 3.02(c)(i), Section 3.02(d) or Section 3.02(e) (each, a “Whole Block Sale”), the related sale or transfer of shares of Holdco 1 Voting Stock) shall be subject to the right of first offer provided in this Section 3.05 except to the extent that Section 3.02 or 3.03 expressly provides that such right of first offer shall not apply to such sale or transfer.  Unless the context otherwise requires, each Shareholder and its Affiliates shall be deemed to be a single Shareholder for purposes of this Section 3.05.  The Shareholder electing to make any such sale or transfer (the “Selling Shareholder”) shall give written notice thereof (each, an “Offer Notice”) to the other Shareholder (the “Non-Selling Shareholder”), which notice shall set forth the number of shares of Restricted Common Stock (and, if applicable, shares of Holdco 1 Voting Stock) proposed to be sold or transferred (collectively, the “Subject Securities”), a single price in cash that Selling Shareholder is willing to accept for the Subject Securities (the “Proposed Purchase Price,” of which an amount equal to the Non-Selling Shareholder’s then current tax basis in such shares and any costs that it is required to incur to effect such sale shall be allocated to any Holdco 1 Voting Stock included in the Subject Securities) and any other material terms and conditions of the proposed sale or transfer.  The Non-Selling Shareholder shall have the right to purchase the Subject Securities at the Proposed Purchase Price and on the other terms and conditions set forth in the Offer Notice (“ROFO Right”).  The Non-Selling Shareholder may exercise its ROFO Right in whole but not in part by delivering written notice of such election (each, an “Acceptance Notice”) to the Selling Shareholder within 30 days after the date on which it received the Offer Notice (the “Offer Period”).  If the Non-Selling Shareholder does not deliver an Acceptance Notice to the Selling Shareholder by the end of the Offer Period, it will no longer be able to exercise its ROFO Right with respect to the Subject Securities.  For all sales or transfers pursuant to Section 3.02 (other than Sections 3.02(a) and (b)), the Non-Selling Shareholder shall have the right (but not the obligation) to assign its ROFO Rights in whole or in part to any Person; provided, however, that, notwithstanding the foregoing, in the case of a Whole Block Sale the LATAM Controlling Shareholders may only assign its ROFO Rights to a Person approved in advance by the LATAM Board and whose purchase would not have an Adverse Effect.  If the Non-Selling Shareholder elects to assign any ROFO Right pursuant to this Section 3.05(a) to any Person, then the Non-Selling Shareholder shall describe such assignment in its Acceptance Notice, including the identity of the assignee and the Subject Securities that are the subject of the assignment, and the Selling Shareholder shall sell or transfer such Subject Securities to such assignee in lieu of the Non-Selling Shareholder.

(b)           If the Non-Selling Shareholder (i) does not deliver an Acceptance Notice during the Offer Period or (ii) delivers an Acceptance Notice during the Offer Period in which it (and/or any assignee) elects to purchase less than all of the Subject Securities, then the Selling Shareholder shall have the right to market and sell all of the Subject Securities to a third party for an all-cash purchase price no less than the Proposed Purchase Price and on terms and conditions no more favorable to the purchaser than those contained in the Offer Notice during the 90-day period commencing on the day immediately following, in the case of clause (i), the last day of the Offer Period or, in the case of clause (ii), the date on which such Acceptance Notice was delivered (such period, the “Sale Period”).  If the Subject Securities are not sold during the Sale Period or if Selling Shareholder seeks to reduce the sale price below the Proposed Purchase Price or to offer other sale terms and conditions that are more favorable to the purchaser than those contained in the Offer Notice, all of the provisions of this Section 3.05 shall again apply with respect to any sale or transfer of such Subject Securities.

(c)           If the Non-Selling Shareholder delivers an Acceptance Notice to the Selling Shareholder during the Offer Period in which it (and/or any assignee) elects to purchase all of the Subject Securities, then there shall be deemed a valid, legally binding and enforceable agreement between the Selling Shareholder, on the one hand, and the Non-Selling Shareholder (and/or any such assignee) (each, a “Purchaser”), on the other hand, for the sale or transfer of the Subject Securities for the Proposed Purchase Price and on the other terms and conditions set forth in the Offer Notice.  The closing of any such sale or transfer shall take place at 10 a.m., New York time, on the later of (A) the 30th business day after the day on which such Acceptance Notice was received by Selling Shareholder and (B) the first date on which all of the consents, approvals or authorizations required by Law from any Governmental Entity for such sale or transfer are obtained at the principal office of LATAM or on such other date or at such other place as may be agreed to between the Selling Shareholder and the Purchaser(s), and the following provisions shall apply:

(i)           the Selling Shareholder shall execute such instruments of transfer as are customarily executed and reasonably requested to evidence and consummate the sale or transfer of the Subject Securities to each Purchaser; and

(ii)           each party shall bear its own legal fees and expenses in connection with such sale or transfer.

SECTION 3.06       Additional Requirements.  Each Shareholder agrees that it will not Transfer any of its Restricted Shares if such Transfer would violate any applicable Law (each, a “Prohibited Transfer”).  If and to the extent permitted by applicable Law, LATAM and Holdco 1, as applicable, may refuse to register any Prohibited Transfer, and each Shareholder hereby waives any rights it may have in the future to object to or challenge any such refusal in respect of any Transfer that is determined to be a Prohibited Transfer by a final and non-appealable order of a court of competent jurisdiction.

SECTION 3.07       Assignment of Rights.   Any transferee of Restricted Shares Transferred pursuant to Sections 3.02(c), (d) or (e) or Section 3.04 shall execute a counterpart to this Agreement agreeing to be bound by all the terms and conditions hereof.  Except for Affiliate Transfers made pursuant to Section 3.04 or as otherwise contemplated in this Article III, no Shareholder shall have the right to assign any of its rights under this Agreement to any permitted transferee of such Shareholder’s Restricted Shares.

ARTICLE IV

GENERAL PROVISIONS

SECTION 4.01       Term of Agreement.  Except as otherwise provided under applicable Law, this Agreement shall continue in effect as to each Shareholder until (i) it is terminated as to such Shareholder by the written consent of all Shareholders or (ii) the first day on which such Shareholder and its Affiliates no longer beneficially own any shares of LATAM Common Stock, whichever is sooner to occur.  The termination of this Agreement as to any Shareholder shall not affect any of the rights and obligations of the other Shareholders, hereunder, if any, with respect to each other.  In the event this Agreement terminates as to any Shareholder, thereafter such Shareholder shall have no further liability to the other Shareholders or to any of their respective shareholders, directors, officers, employees or other Affiliates and such other Shareholders shall have no further liability to such Shareholder, in each case solely in respect of this Agreement; provided, however, that the foregoing shall not apply to any provisions hereof that expressly survive the termination of this Agreement (including Section 4.02); and provided, further, that nothing herein shall relieve any Shareholder of any liability for any breach of this Agreement that occurred prior to such termination.

SECTION 4.02       Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Shareholder incurring such fees or expenses.  The provisions of this Section 4.02 shall survive any termination of this Agreement.

SECTION 4.03       Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF; PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING THE AUTHORIZATION AND EXECUTION OF THIS AGREEMENT BY EACH PARTY SHALL BE GOVERNED BY THE LAW OF ITS JURISDICTION OF INCORPORATION.

SECTION 4.04       Definitions.  For the purposes of this Agreement, the following terms shall have the meanings assigned below:

(a)           “Affiliate” shall have the meaning assigned to such term in Rule 12b-2 under the Exchange Act; provided, however, that for all purposes of this Agreement (i) neither LATAM, Holdco 1, TAM nor any of their respective Subsidiaries shall be deemed to be an Affiliate of any Shareholder and (ii) no Shareholder shall be deemed to be an Affiliate of any other Shareholder or any of its Affiliates solely by reason of this Agreement.

(b)           “beneficial ownership” (and its correlative phrases) shall have the meanings assigned to such phrases in Rule 13d-3 promulgated under the U.S. Exchange Act; provided, however that, notwithstanding the foregoing, for all purposes of this Agreement a Shareholder shall be deemed to beneficially own all Restricted Shares beneficially owned by it and its Affiliates.

(c)           “business day” shall mean any day that is not a Saturday, Sunday or a day on which banking institutions are required or authorized by Law or executive order to be closed in Santiago, Chile or São Paulo, Brazil.

(d)           “By-laws” means the By-laws of LATAM in effect as of the date hereof, as they may be amended from time to time.

(e)           “Convertible Securities” means, with respect to any Person, any securities, options, warrants or other rights of, or granted by, such Person or any of its Affiliates that are, directly or indirectly, convertible into, or exercisable or exchangeable for, any Equity Securities of such Person or any of its Affiliates.

(f)           “Equity Securities” means, with respect to any Person, any capital stock of, or other equity interests in, such Person.

(g)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(h)           “Governmental Entity” means any governmental, quasi-governmental or regulatory authority, body, department, commission, board, bureau, agency, division, court, organized securities exchange or other legislative, executive or judicial governmental entity or instrumentality of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

(i)           “Holdco 1 Non-Voting Stock” shall mean the non-voting stock, no par value, of Holdco 1, which, pursuant to the by-laws of Holdco 1, shall have the exclusive right to receive all dividends, distributions or other amounts payable by Holdco 1 in respect of any shares of its capital stock (including a preference to be paid in connection with any liquidation, capital reduction, winding up, recapitalization or reorganization) other than the Dividend Rights and which shall have no right to vote on, approve or consent to any matter that is subject to any vote of, approval by or consent from the shareholders of Holdco 1 under the Law of Chile or otherwise other than the rights to vote on, approve or consent to matters requiring the approval of the holders of shares of Holdco 1 Non-Voting Stock under the Law of Chile or otherwise (collectively, the “Limited Voting Rights”).

(a)           “Holdco 1 Voting Stock” shall mean the voting stock, no par value, of Holdco 1, which, pursuant to the by-laws of Holdco 1, shall have the exclusive right to vote on, approve or consent to all matters that are subject to any vote of, approval by or consent from the shareholders of Holdco 1 under the Law of Chile or otherwise (other than the Limited Voting Rights) and which shall have no economic rights other than the right to receive a nominal dividend (collectively, “Dividend Rights”).

(j)           “Institutional Lender” means any savings bank, savings and loan association, commercial bank or trust company, insurance company subject to regulation by any Governmental Entity, merchant or investment bank or any other entity generally viewed as an institutional lender.

(k)           “Law” means any statute, common law, ordinance, rule, regulation, agency requirement or Order of, or issued, promulgated or entered into by or with, any Governmental Entity.

(l)           “Order” means any order, decision, writ, injunction, decree, judgment, legal or arbitration award, stipulation, license, permit or agreement issued, promulgated or entered into by or with (or settlement or consent agreement subject to) any Governmental Entity.

(m)           “Person” means any natural person, firm, corporation, partnership, company, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity.

(n)           “Restricted Common Stock” means, with respect to any Shareholder at any time, all shares of LATAM Common Stock that were beneficially owned by such Shareholder immediately after the Effective Time and that are beneficially owned by, and not Exempted Shares of, such Shareholder at such time.

(o)           “Restricted Shares” means (i) with respect to the LATAM Controlling Shareholders at any time, all of their shares of Restricted Common Stock at such time and (ii) with respect to TEP at any time, all of its shares of Restricted Common Stock at such time and all shares of Holdco 1 Voting Stock beneficially owned by it at such time, including all Equity Securities or Convertible Securities issued in respect of, in exchange for or upon reclassification of such shares of Restricted Common Stock or Holdco 1 Voting Stock pursuant to any dividend, distribution, share exchange, reclassification, recapitalization, consolidation, merger, stock split, reverse stock split or otherwise.

(p)           “Shareholders” initially shall have the meaning set forth in the Preamble to this Agreement and after any Transfer of shares of Restricted Common Stock by any Shareholder to any Person pursuant to Sections 3.02(c), (d) or (e) or any Affiliate Transfer pursuant to Section 3.04 shall mean the non-transferring Shareholder, the transferring Shareholder and any Person to whom such Transfer was made and who became a party to this Agreement as required by this Agreement.

(q)           “Subsidiary” means, with respect to any Person, (i) a corporation in which such Person, together with its Subsidiaries, beneficially owns Voting Securities of such corporation which entitle them, collectively, to cast more than 50% of all the votes entitled to be cast by the holders of all Voting Securities of such corporation then outstanding in a general election of directors of such corporation or (ii) any Person that is not a corporation in which such Person, and/or one or more other Subsidiaries of such Person, directly or indirectly, has a majority equity or voting interest or the power to direct the policies, management and affairs thereof.

(r)           “Voting Securities” means, with respect to any Person, any securities or other equity or ownership interests in such Person which are entitled to vote generally in the election of directors of such Person (or, if such Person is not a corporation, the individuals who perform a similar function for such Person).

SECTION 4.05       Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

SECTION 4.06       Amendment; Waiver.  This Agreement may be amended and any performance, term or condition waived in whole or in part only by a writing signed by all Shareholders affected by the amendment (in the case of an amendment) or by the Shareholder against whom the waiver is to be effective (in the case of a waiver).  No failure or delay by any Shareholder in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any singular partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Waiver by any Shareholder of any breach or failure to comply with any provision of this Agreement by another Shareholder shall not be construed as, nor shall constitute, a continuing waiver of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.

SECTION 4.07       Assignment.  Subject to Article III of this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any Shareholder without the prior written consent of the other Shareholders, and any purported assignment without such consent shall be null and void and of no force or effect.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Shareholders and their respective successors and permitted assigns.

SECTION 4.08       Entire Agreement; No Third Party Beneficiaries.  This Agreement, the other Shareholders Agreements, the Implementation Agreement and the Exchange Offer Agreement, including the Exhibits and Schedules hereto and thereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Shareholders with respect to the subject matter hereof and thereof.  Except as otherwise expressly stated herein, the Shareholders hereby agree that the agreements and covenants set forth herein are solely for the benefit of the other Shareholders in accordance with, and subject to the terms of, this Agreement and that this Agreement is not intended to, and does not, confer upon any Person other than the Shareholders any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

SECTION 4.09       Notices.  All notices, requests, claims, demands, instructions and other communications or documents given hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail (postage prepaid), facsimile or overnight courier to the Shareholders at the following addresses (or at such other address for a Shareholder as shall be specified by like notice):

If to the LATAM Controlling Shareholders, to:

Claro y Cia
Apoquindo 3721, piso 13,
Santiago, Chile
Attention: José María Eyzaguirre B.
Fax: +562 3673003
jmeyzaguirre@claro.cl

with copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
United States of America

Attention: Sergio Galvis and Duncan McCurrach
Fax: +1 212-558-3588
galviss@sullcrom.com
mccurrachd@sullcrom.com

If to TEP to:

Turci Advogados
Rua Dr. Renato Paes de Barros, 778
-1◦ andar – cj.12
04530-0001
São Paulo – SP
Brasil
Attention: Flavia Turci
Fax: +55 11 2177 2197
turci@turci.com

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Sarah Jones and Anand Saha
Fax: +1 212 878 8375
Sarah.Jones@CliffordChance.com
Anand.Saha@CliffordChance.com

Any notice, request, claim, instruction or other communication or document given as provided above shall be deemed given to the receiving party (i) if delivered personally, upon actual receipt, (ii) if sent by registered or certified mail, three business days after deposit in the mail, (iii) if sent by facsimile, upon confirmation of successful transmission if within one business day after such facsimile has been sent such notice, request, claim, instruction or other communication or document is also given by one of the other methods described above and (iv) if sent by overnight courier, on the next business day after deposit with the overnight courier.

SECTION 4.10       Specific Enforcement; Consent to Jurisdiction.  The Shareholders agree that irreparable damage would occur and that the Shareholders would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Shareholders shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity, without the necessity of proving the inadequacy of monetary damages or of posting bond or other undertaking, as a remedy and to obtain injunctive relief against any breach or threatened breach hereof.  In the event that any action is brought in equity to enforce the provisions of this Agreement, no Shareholder shall allege, and each Shareholder waives the defense or counterclaim that there is an adequate remedy at Law.  Each of the Shareholders hereby irrevocably consents and submits itself to the personal jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the Borough of Manhattan, The City of New York (collectively, the “Agreed Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement, and the documents referred to herein and the transactions contemplated by this Agreement (collectively, the “Agreed Issues”), waives, and agrees not to assert, as a defense in any action, suit or proceeding in an Agreed Court with respect to the Agreed Issues that such Shareholder is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such Agreed Court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such Agreed Court, and the Shareholders irrevocably agree that all claims with respect to any action, suit or proceeding with respect to the Agreed Issues shall be heard and determined only in an Agreed Court.  The Shareholders hereby consent to and grant to each Agreed Court jurisdiction over the Person of such Shareholders and, to the extent permitted by Law, over the subject matter of any dispute with respect to the Agreed Issues and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 4.09 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

SECTION 4.11       WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HERETO (I) CERTIFIES THAT IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND MADE IT VOLUNTARILY AND THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 4.11.

SECTION 4.12       Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be considered an original instrument and all of which shall together constitute the same agreement.  This Agreement shall become effective when one or more counterparts have been signed by each of the Shareholders and delivered to the other Shareholders.

SECTION 4.13       Interpretation.  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Any contract, instrument or Law defined or referred to herein or in any contract or instrument that is referred to herein means such contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  Except as otherwise expressly provided herein, all remedies provided herein shall be in addition to any other remedies that the Shareholders may otherwise have under applicable Law.  Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “business”) shall be interpreted as a reference to a calendar day or number of calendar days.  This Agreement is the product of negotiation between the Shareholders having the assistance of counsel and other advisers, and between the Shareholders and their counsel and other advisers having participated jointly in negotiating and drafting this Agreement.  If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly between the Shareholders, and no presumption or burden of proof shall arise favoring or disfavoring any Shareholder by virtue of the authorship of any provision of this Agreement.

SECTION 4.14       Relationship of Shareholders.  Nothing herein is intended to constitute the Shareholders as members of any partnership, joint venture, association, syndicate, or other entity, or shall be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of another Shareholder or any obligation to assume any obligation or responsibility of any other Shareholder, except as otherwise expressly provided herein.  Notwithstanding the foregoing, the LATAM Controlling Shareholders shall be treated as a single Shareholder for all purposes of this Agreement.

SECTION 4.15       Filing Requirement.  A copy of this Agreement shall be filed at the headquarters of LATAM and Holdco 1 for all purposes of applicable Law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

COSTA VERDE AERONÁUTICA S.A.

By:
Name:
Title:

INVERSIONES MINERAS DEL CANTÁBRICO S.A.

By:
Name:
Title:

TEP CHILE S.A.

By:
Name:
Title:

Exhibit A

Ownership Structure of the LATAM Group